Section 6: EX-12.2 (EX-12.2)
Exhibit 12.2
First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends
Year Ended
December 31, 2014
Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$91,638
Plus:
Fixed Charges (excluding capitalized interest)	119,423
Total earnings	$211,061

Fixed Charges:
Interest expensed and capitalized	$115,876
An estimate of the interest component within rental expense	3,547
Total fixed charges before preferred dividends	119,423

Preferred dividends	-
Ratio of pre tax income to net income	0.23
Preferred dividend factor	-
Total fixed charges and preferred stock dividends	$119,423
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.77

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$91,638
Plus:
Fixed Charges (excluding capitalized interest)	41,296
Total earnings	$132,934

Fixed Charges:
Interest expensed and capitalized	$37,749
An estimate of the interest component within rental expense	3,547
Total Fixed Charges before preferred dividends	41,296

Preferred dividends	-
Ratio of pre tax income to net income	0.23
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$41,296
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	3.22